Exhibit 3.1

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF MARKLAND TECHNOLOGIES, INC.
FOR DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES E PREFERRED STOCK

Pursuant to the provisions of Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, Markland Technologies, Inc. (the “Corporation”), a corporation organized and existing under the Florida Business Corporation Act, hereby adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE I. Designation and Description of Series E Preferred Stock

1. Designation. A total of 5,000 shares of the Corporation’s Preferred Stock, par value $.0001 per share, shall be designated as the “Series E Preferred Stock” (the “Series E Preferred Stock”).

2. Definitions. For purposes of these Articles of Amendment, the following terms shall have the following meanings:

“Bankruptcy Code” has the meaning ascribed to such term in Section 4(b)(iii) hereof.

“Initial Closing Date” means the date of the Initial Closing (as defined in the Redemption Agreement).

“Common Stock” means the Corporation’s common stock, par value $.0001 per share.

“Conversion Certificates” means certificates representing the shares of Technest Common Stock issuable on conversion of the Series E Preferred Stock

“Conversion Date” has the meaning ascribed to such term in Section 4(b) hereof.

“Conversion Ratio” has the meaning ascribed to such term in Section 4(a) hereof.

“Converting Holder” has the meaning ascribed to such term in Section 4(b)(i) hereof.

“Escrow Agent” is the escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning ascribed to such term in the Redemption Agreement.

“Escrow Shares” means the shares of Technest Common Stock held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a person or entity holding shares of Series E Preferred Stock.

“Notice of Conversion” has the meaning ascribed to such term in Section 4(b) hereof.

“Redemption Agreement” shall means that certain Redemption and Securities Purchase Agreement, dated as of March 24, 2006, by and among the Corporation and the holders of the Corporation’s Series D Convertible Preferred Stock named therein.

“Technest” means Technest Holdings, Inc., a Nevada corporation.

“Technest Common Stock” means shares of Common Stock, par value $.001 per share, of Technest.

3. Dividends. The holders of shares of Series E Preferred Stock shall not be entitled to receive dividends on shares of Series E Preferred Stock.

4. Conversion.

(a) Conversion at the Option of the Holder. Each Holder of shares of Series E Preferred Stock may, at any time after the Initial Closing Date and from time to time thereafter, convert each of its shares of Series E Preferred Stock into three thousand (3,000) fully paid and nonassessable shares of Technest Common Stock (the “Conversion Ratio”), subject to adjustment from time to time as set forth in Section 4(c). Any conversion of Series E Preferred Stock into Technest Common Stock shall be satisfied using Escrow Shares.

(b) Mechanics of Conversion. To effect a conversion of shares of the Series E Preferred Stock into shares of Technest Common Stock, the Holder must deliver or fax a Notice of Conversion in the form attached hereto as Exhibit A (“Notice of Conversion”) to the Escrow Agent, with a copy to the Corporation (to the attention of the President or such other officer as may identified by notice given by the Corporation to the Holder from time to time). The Notice of Conversion shall be executed by the Holder of one or more shares of Series E Preferred Stock and shall evidence such Holder’s intention to convert all or a portion of such shares. The date of such conversion (the “Conversion Date”) shall be deemed to be the date on which the Holder faxes or otherwise delivers a Notice of Conversion to the Escrow Agent (with a copy to the Corporation).

(i) Delivery of Technest Common Stock Upon Conversion. Upon delivery of the Notice of Conversion to the Escrow Agent (with a copy to the Corporation) as contemplated by this Section, the Escrow Agent shall deliver (or cause to be delivered) the Conversion Certificates out of the Escrow Shares to the holder of the Series E Preferred Stock being converted (a “Converting Holder”) at the address specified in the Notice of Conversion, via express courier, by electronic transfer or otherwise, all in accordance with the Escrow Agreement. Notwithstanding the foregoing, the Corporation and any Holder may agree to alternative mechanics of conversion.

(ii) Taxes. The Corporation shall pay any and all issue and other similar taxes, other than income taxes due on part of the Holder, that may be imposed on the Corporation in respect of any issuance or delivery of shares of Technest Common Stock upon conversion of shares of Series E Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Technest Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall have the right to withhold any taxes as required by the United States federal or state tax laws.

(iii) Conversion in Bankruptcy. The Holder of any Series E Preferred Stock shall be entitled to exercise its conversion privilege with respect to the Series E Preferred Stock notwithstanding the commencement of any case under 11 U.S.C. §101 et seq. (the “Bankruptcy Code”) in which the Corporation is a Debtor. In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. §362 in respect of such Holder’s right to convert the Series E Preferred Stock. The Corporation agrees, without cost or expense to such Holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. §362.

(c) Adjustments to Conversion Ratio. If, at any time while any shares of Series E Preferred Stock remain outstanding, Technest effectuates a stock split or reverse stock split of the Technest Common Stock or issues a dividend on the Technest Common Stock consisting of shares of Technest Common Stock, the Conversion Ratio shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if Technest effectuates a 2:1 split of the Technest Common Stock, the Conversion Ratio shall be adjusted such that each share of Series E Preferred Stock shall thereafter be convertible into twice as many shares as it was immediately prior to such split; (ii) if Technest effectuates a 1:10 reverse split of the Technest Common Stock, the Conversion Ratio shall be adjusted such that each share of Series E Preferred Stock shall thereafter be convertible into one-tenth as many shares as it was immediately prior to such split and (iii) if Technest declares a stock dividend of one share of Technest Common Stock for every 10 shares outstanding, the Conversion Ratio shall be adjusted such that each share of Series E Preferred Stock shall thereafter be convertible into a numbers of shares of Technest Common Stock equal to the product of (x) the number of shares of Technest Common Stock one share of Series E Preferred Stock was convertible into immediately prior to such dividend multiplied by (y) a fraction, of which (A) the numerator is the number of shares for which a dividend share will be issued plus the dividend shares issued thereon (a total of 11 shares in the example) and (B) the denominator is the number of shares for which a dividend share will be issued (10 in the example).

(d) Notice of Adjustments. Upon the occurrence of each adjustment of the Conversion Ratio pursuant to Section 4(c), the Corporation, at its expense, shall promptly compute such adjustment and prepare and furnish to each Holder of Series E Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series E Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment, (ii) the Conversion Ratio at the time in effect and (iii) the number of shares of Technest Common Stock which at the time would be received upon conversion of a share of Series E Preferred Stock.

(e) Conversion into the Corporation’s Common Stock. Notwithstanding the foregoing, each Holder of shares of Series E Preferred Stock may, at any time after the Initial Closing Date and from time to time thereafter, in lieu of converting such shares into Technest Common Stock, convert each of its shares of Series E Preferred Stock into Six Hundred Ninety-Seven Thousand Five Hundred (697,500) fully paid and nonassessable shares of the Corporation’s Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event affecting the Common Stock). To effect a conversion of shares of the Series E Preferred Stock into the Corporation’s Common Stock, the Holder must deliver or fax a notice of such conversion to the Corporation. The date of such conversion shall be deemed to be the date on which the Holder faxes or otherwise delivers such notice to the Corporation. Upon delivery of such notice to the Corporation, the Corporation shall deliver (or cause to be delivered) certificates representing the shares of the Corporation’s Common Stock underlying the Series E Preferred Stock being converted to the converting holder at the address specified in the notice of conversion within five (5) business days after such notice is delivered to the Corporation. The Corporation shall have the right to withhold any taxes as required by the United States federal or state tax laws. No fractional shares of the Corporation’s Common Stock shall be required to be issued and any such fractional shares shall be disregarded.

5. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series E Preferred Stock shall not be entitled to receive any of the assets of the Corporation, other than being able to exercise the conversion rights pursuant to Section 4.

6. Voting Rights. The holders of the Series E Preferred Stock shall not be entitled to vote with the holders of the Corporation’s Common Stock, except as otherwise provided by the Florida Business Corporation Act. To the extent that either the Florida Business Corporation Act or these Articles of Amendment allow or require the vote of the holders of the Series E Preferred Stock, voting separately as a class or series, as applicable, to authorize a given action of the Corporation, the affirmative vote or consent of the holders of 67% of the outstanding shares of Series E Preferred Stock shall constitute the approval of such action by the class.

7. Conversion Restrictions.

(a) Notwithstanding anything to the contrary contained herein, the number of shares of Technest Common Stock that may be acquired by a Holder upon any conversion of Series E Preferred Stock shall be limited to the extent necessary to insure that, following such conversion, the total number of shares of Technest Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Technest Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Technest Common Stock. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by the applicable Holder that it has evaluated the limitation set forth in this section and determined that issuance of the full number of shares of Technest Common Stock requested in such Conversion Notice is permitted.

(b) Notwithstanding anything to the contrary contained herein, the number of shares of the Corporation’s Common Stock that may be acquired by a Holder upon any conversion of Series E Preferred Stock shall be limited to the extent necessary to insure that, following such conversion, the total number of shares of the Corporation’s Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of the Corporation’s Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of the Corporation’s Common Stock. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a notice of conversion under Section 4(e) will constitute a representation by the applicable Holder that it has evaluated the limitation set forth in this section and determined that issuance of the full number of shares of the Corporation’s Common Stock requested in such notice is permitted.

8. Cancellation of Series E Preferred Stock. If any shares of Series E Preferred Stock are converted pursuant to these Articles of Amendment, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series E Preferred Stock.

9. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series E Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Series E Preferred Stock certificate(s), the Corporation shall execute and deliver new Series E Preferred Stock certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Series E Preferred Stock certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series E Preferred Stock.

10. Status as Stockholder.

(a) Upon submission of a Notice of Conversion under Section 4(b) by a Holder of Series E Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed any applicable legal or regulatory limitation) shall be deemed converted into shares of Technest Common Stock and (ii) the holder’s rights as a Holder of such converted shares of Series E Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Technest Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of these Articles of Amendment.

(b) Upon submission of a notice of conversion under Section 4(e) by a Holder of Series E Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed any applicable legal or regulatory limitation) shall be deemed converted into shares of the Corporation’s Common Stock and (ii) the holder’s rights as a Holder of such converted shares of Series E Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of the Corporation’s Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of these Articles of Amendment.

11. Jury Trial Waiver. The Corporation and, by its acceptance of the shares of the Series E Preferred Stock, the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either the Corporation, on the one hand, and a Holder, on the other hand, against the other in respect of any matter arising out or in connection with these Articles of Amendment.

12. Amendments. These Articles of Amendment may only be amended with the written consent of the holders of sixty-seven (67%) percent of the outstanding Series E Preferred Stock and the vote or action of any other party or class entitled to vote or act thereon.

ARTICLE II.  Adoption of Amendments to Articles of Incorporation

These Articles of Amendment to Articles of Incorporation and the amendments to the Corporation’s Articles of Incorporation set forth herein were duly adopted and approved by the Corporation’s Board of Directors on March 24, 2006 pursuant to Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, and shareholder approval was not required.

*****

IN WITNESS WHEREOF, these Articles of Amendment to Articles of Incorporation have been executed by the undersigned duly authorized director of the Corporation as of the 27th day of March, 2006.

MARKLAND TECHNOLOGIES, INC.

By:	/s/ Robert Tarini
Name: Robert Tarini
Title: Chief Executive Officer and a Director

EXHIBIT A
MARKLAND TECHNOLOGIES, INC.

Notice of Conversion

(To be Executed by the Registered Holder in order to Convert the Series E Preferred Stock)
TO:	[INSERT NAME OF ESCROW AGENT]	VIA TELECOPIER ( )
Attn:

CC:	MARKLAND TECHNOLOGIES, INC.	VIA TELECOPIER ( )
Attn:

FROM: ______________________________________________________(“Holder”)

DATE: ____________________________________________(the “Conversion Date”)

RE:
Conversion of ________ shares (the “Converted Preferred Stock”) of the Series E Preferred Stock (the “Series E Preferred Stock”) of Markland Technologies, Inc. (the “Corporation”) into ________ shares (the “Conversion Shares”) of Technest Common Stock (defined below)

The captioned Holder hereby gives notice to the Escrow Agent and the Corporation, pursuant to the Articles of Amendment (the “Articles of Amendment”) for the Series E Preferred Stock of the Corporation that the Holder elects to convert the Converted Preferred Stock into fully paid and non-assessable shares of Common Stock, par value $.001 per share (the “Technest Common Stock”), of Technest Holdings, Inc., a Nevada corporation, held by the Corporation as of the Conversion Date specified above. Said conversion shall be based on the following Conversion Ratio (check one):

[__]	3,000 shares of Technest Common Stock per share of Series E Preferred Stock; or

[__]	_____ of Technest Common Stock per share of Series E Preferred Stock, based on adjustment(s) contemplated by the Articles of Amendment

Based on this Conversion Ratio, the number of Conversion Shares indicated above should be issued in the following name(s):

Name and Record Address
______________________________
______________________________
______________________________

_____________________________
(Print name of Holder)
By: